FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement (this “First Amendment”) made and entered into as of the 25th day of September, 2023, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”; together with any other party joined as a borrower under the Loan Agreement (as hereinafter defined), each individually a “Borrower” and collectively referred to as "Borrowers"), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC Bank USA (in its individual capacity, “CIBC US”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Amended and Restated Loan and Security Agreement dated as of March 22, 2023, by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, among other things, (a) modify certain financial covenants and (b) waive the “Existing Default” (as hereinafter defined) (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this First Amendment.

I. Definitions.

A. Use of Defined Terms. Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B. Amended Definitions. Effective as of the “First Amendment Effective Date” (as hereinafter defined), Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement:

Applicable Margin shall mean, for any day, the margin set forth below, it being understood that the Applicable Margin for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Applicable Margin", (ii) the Unused Line Fee shall be the percentage set forth under the column "Unused Line Fee Applicable Margin", and (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Letter of Credit Fee Applicable Margin”:

Base Rate Applicable Margin	Unused Line Fee Applicable Margin	Letter of Credit Fee Applicable Margin
2.50%	0.375%	2.50%

Minimum Adjusted EBITDA Benchmark shall mean (a) negative Two Million Dollars (-$2,000,000) for the three month period ending March 31, 2023, (b) Zero Dollars ($0.00) for the six month period ending June 30, 2023, (c) negative Three Million Dollars (-$3,000,000) for the three month period ending September 30, 2023, (d) negative Seven Million Dollars (-$7,000,000) for the six month period ending December 31, 2023, and (e) negative Four Million Dollars (-$4,000,000) for the nine month period ending March 31, 2024.

C. New Definition. Effective as of the First Amendment Effective Date (as hereinafter defined), Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

First Amendment Effective Date shall mean September 25, 2023.

II. Amendments to Loan Agreement. Effective as of the First Amendment Effective Date, Sections 14.1 and 14.2 of the Loan Agreement are hereby amended by deleting Sections 14.1 and 14.2 in their entirety and substituting therefor the following, respectively:

“14.1 Reserved.

14.2 Minimum Adjusted EBITDA.

Loan Parties shall not permit Adjusted EBITDA as of the last day of each Fiscal Quarter from the Fiscal Quarter ending March 31, 2023 through the Fiscal Quarter ending March 31, 2024 to be less than the Minimum Adjusted EBITDA Benchmark, tested on the date of delivery of and with reference to the financial statements delivered pursuant for each such quarter pursuant to Section 9.3(ii).”

III. Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this First Amendment:

A. Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, the following documents, each of which shall be in form and substance acceptable to the Administrative Agent and the Lenders:

(i) a fully-executed original of this First Amendment; and

(ii) such other agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B. No Default or Event of Default exists under the Loan Agreement, as amended by this First Amendment, or any of the other Loan Documents, other than the Existing Default;

C. No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D. There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV. Organizational Information. Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the First Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificate dated as of March 22,

2023, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificate”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in the Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to the Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V. Waiver of Existing Default. The Loan Parties each hereby acknowledge and agree as follows: (a) the following Event of Default currently exists under the Loan Agreement (the “Existing Default”): the Loan Parties failed to satisfy the Minimum Adjusted EBITDA for the Fiscal Quarter ending June 30, 2023, in violation of Section 14.2 of the Loan Agreement, and (b) as a result of the Existing Default, Administrative Agent and the Lenders have the right to immediately exercise such of their rights and remedies pursuant to the Loan Agreement and the other Loan Documents as they deem appropriate. Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that no Event of Default currently exists other than the Existing Default set forth above. Subject to the Loan Parties’ full and timely satisfaction of the conditions precedent set forth in this First Amendment, Administrative Agent and the Lenders hereby waive the Existing Default, including any and all rights and remedies under the Loan Agreement and the other Loan Documents related thereto; provided that such waiver shall not be or be deemed to be a waiver of any other Event of Default, whether now existing or hereafter arising or occurring, including, without limitation, any future Event of Default arising under Section 14.2 of the Loan Agreement, other than the Existing Default for the time period set forth above.

VI. Conflict. If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VII. Severability. Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VIII. Reaffirmation. Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

IX. Fees, Costs and Expenses.

A. Contemporaneously herewith, Borrowers shall pay Lender a fully earned, non-refundable amendment fee in the amount of Seventy-Five Thousand and No/100 Dollars ($75,000.00).

B. Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

X. Reservation of Rights. Except with respect to the Existing Default, Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise. Except with respect to the Existing Default, nothing contained in this First Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

XI. Choice of Law. This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XII. Counterpart. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this First Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this First Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XIII. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By /s/ Vanessa Baughman Vanessa Baughman, Chief Financial Officer

[Signature page to First Amendment to Loan and Security Agreement]

CIBC BANK USA,

as Administrative Agent and as a Lender

By: /s/Jennifer Kempton
Name: Jennifer Kempton

Title: Managing Director

[Signature page to First Amendment to Loan and Security Agreement]